Exhibit 99.1

Media Relations:	Investor Relations:
Beth Amorosi	Brett Maas
FastLane Communications	Hayden Communications
973.582.3498	646-536-7331
bamorosi@fast-lane.net	brett@haydenir.com

FOR IMMEDIATE RELEASE:

Leon Nowalsky Joins Onstream Media’s Board of Directors

POMPANO BEACH, FL - December 12, 2007 - Onstream Media Corporation (NASDAQ: ONSM), an online service provider of live and on-demand internet video, announced today the appointment of Leon Nowalsky to the Company's Board of Directors. Mr. Nowalsky replaces Benjamin Swirsky, who resigned from his post on the Board for health-related reasons.

Mr. Nowalsky brings a wealth of experience in the telecommunications industry to Onstream Media. His background covers not only corporate and regulatory law, but also mergers and acquisitions, corporate finance, strategic business planning and new business development.

“Leon is a highly accomplished professional with significant experience in the realms of law and corporate governance, as well as financing and growth related transactions. We're confident his depth of knowledge, transactional experience, industry insight and proven ability to help propel the growth of emerging companies will be an immeasurable aid to our own plans for future growth,” said Randy Selman, president and chief executive officer of Onstream Media.

Mr. Nowalsky, a partner in the New Orleans-based law firm of Nowalsky, Bronston & Gothard APLLC (NBG), possesses over 20 years experience in the field of telecommunications law and regulation. In 1986, Mr. Nowalsky began working for Telemarketing Communications of America, Inc., (“TMC”), eventually becoming general counsel in charge of all regulatory and general corporate matters and was lead counsel in TMC’s mergers and acquisitions program. In 1987, following TMC’s acquisition by Satelco, a wholly owned subsidiary of Advanced Telecommunications Corporation, Mr. Nowalsky served as Chief Regulatory Counsel for ATC and in 1988 was appointed interim General Counsel in charge of all legal affairs of the Company. While at ATC, Mr. Nowalsky served as counsel to that company in five acquisitions which grew ATC’s revenue to in excess of $465 million.

In 1990, Mr. Nowalsky left ATC to set up a private law practice specializing in telecommunications regulatory matters, mergers and acquisitions and corporate law. In 1992, the firm expanded and is now known as Nowalsky, Bronston & Gothard. NBG has represented clients in numerous past and pending acquisitions and corporate finance transactions. In 1999 alone, NBG served as lead corporate and/or regulatory counsel in transactions with an aggregate value of over $1 billion.

Mr. Nowalsky has previously served as a director of the following companies: Network Long Distance, Inc., a long distance company which was acquired by IXC Communications for $130 million; RFC Capital Corp., a specialty finance company dedicated exclusively to the telecommunications industry which was purchased in 1999 by TFC Financial Corp., a division of Textron (NYSE:TXT); and New South Communications, a facilities-based competitive local exchange carrier which merged to form NUVOX; W2Com, LLC, a video conferencing and distance learning provider which was acquired by Arel Communications & Software, Ltd. (NASDAQ: ARLC) for $40 million. Mr. Nowalsky presently is a founder and board member of Thermo Credit, LLC, a specialty finance company for the telecommunications industry and J.C. Dupont, Inc., a Louisiana based oil and gas concern.

About Onstream Media:

Onstream Media Corporation (NASDAQ: ONSM) is an online service provider of live and on-demand internet video, corporate web communications and content management applications. Onstream Media's pioneering Digital Media Services Platform (DMSP) provides customers with cost effective tools for encoding, managing, indexing, and publishing content via the Internet. The DMSP provides our clients with intelligent delivery and syndication of video advertising, and supports pay-per-view for online video and other rich media assets. The DMSP also provides an efficient workflow for transcoding and publishing user- generated content in combination with social networks and online video classifieds. In addition, Onstream Media provides live and on-demand webcasting, webinars, web and audio conferencing services. In fact, almost half of the Fortune 1000 companies and 78% of the Fortune 100 CEOs and CFOs have used Onstream Media's services.

Select Onstream Media customers include: AOL, AAA, AXA Equitable Life Insurance Company, Bonnier Corporation, Dell, Deutsche Bank, Disney, National Press Club, NHL, MGM, PR Newswire, Rodale, Inc., Televisa, WireOne, Shareholder.com (NASDAQ), and the U.S. Government. Onstream Media's strategic relationships include Akamai, Adobe, eBay, FiveAcross/Cisco and Qwest. For more information, visit Onstream Media at http://www.onstreammedia.com or call 954-917-6655.

Certain statements in this document and elsewhere by Onstream Media are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of the company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward- looking statements include, but are not limited to fluctuations in demand; changes to economic growth in the U.S. economy; government policies and regulations, including, but not limited to those affecting the Internet. Onstream Media undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in Onstream Media Corporation's filings with the Securities and Exchange Commission.

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